Exhibit 10.1

Hycroft Mining Files Annual Report on Form 10-K

for Year Ended December 31, 2021

WINNEMUCCA, NV, March 31, 2022 - Hycroft Mining Holding Corporation (Nasdaq: HYMC) (“Hycroft” or the “Company”), a development company operating the Hycroft Mine in the prolific mining region of Northern Nevada, filed its Form 10-K for the year ended December 31, 2021.

2021 Financial Highlights

•	Production: As previously announced, gold production for the year ended December 31, 2021, of 57,668 ounces exceeded the high end of the guidance range as the process team continued to improve equipment, process control and costs. Silver production of 355,967 ounces was approximately 20% below guidance due to slower than planned leach kinetics. Processing of ore on leach pads is currently planned to proceed through the second quarter of 2022.

•	Sales: Sales for the year ended December 31, 2021 were 56,045 ounces of gold (average realized price of $1,794 per ounce) and 397,546 ounces of silver (average realized price of $25.66 per ounce).

•	Unrestricted Cash Position: The Company ended 2021 with $12.3 million of cash on hand and was in compliance with debt covenants

•	Net Loss and Cash Used: Due to high operating costs relative to the associated gold equivalent production and sales volumes and ceasing of mining operations in November, 2021, the Company recorded a net loss of $88.6 million for the year ended December 31, 2022. Due to the losses from operations, the Company ceased mining activities and is now focused on completing its technical studies and exploration to develop the Hycroft mine through a milling and pressure oxidation process. The $44.0 million reduction in unrestricted cash since the beginning of the year was primarily due to cash used for operating activities of $37.0 million, cash used for investing activities of $6.9 million, cash used for financing activities of $5.5 million, and a $5.4 million reduction in restricted cash.

Subsequent Events:

•	The Company completed several financing transactions to significantly strengthen its balance sheet, including:

-	Private placement: The Company completed a private placement with Eric Sprott and AMC Theaters for total gross proceeds of $55.9 million.

-	At-the-market program: The Company completed an at-the-market equity offering program for gross proceeds of $138.6 million, before deduction of fees and costs.

-	Reduced debt service requirements and extended debt maturities two years into 2027: The Company amended and restated its first lien credit agreement such that no further principal payments are required until May 31, 2027 and extended the re-payment of its subordinated debt to December 1, 2027 with continuing paid-in-kind interest.

•	Nasdaq trading: With the recent improvement in the stock price, the Company has regained compliance with the Nasdaq minimum bid price for continued listing.

About Hycroft Mining Holding Corporation

Hycroft Mining Holding Corporation is a U.S.-based gold and silver development company that owns the Hycroft Mine, a well-established, world-class asset with a significant mineral endowment in Northern Nevada, a tier one mining jurisdiction. The company is focused on transforming Hycroft into a large-scale mining operation by developing a process for its large sulfide gold and silver mineral resources on site. Additional information is available at hycroftmining.com.

Contact:

Diane R. Garrett	Tracey Thom
President, CEO &	Vice President, Investor Relations
Acting Chairman	& Corporate Communication
(210) 621-4200	(775) 391-9029

Cautionary Note Regarding Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended, Section 21E of the Unites States Securities Exchange Act of 1934, as amended, or the Unites States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included herein and public statements by our officers or representatives, that address activities, events or developments that our management expects or anticipates will or may occur in the future, are forward-looking statements, including but not limited to such things as future business strategy, plans and goals, competitive strengths and expansion and growth of our business. The words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” “target”, “budget”, “may”, “can”, “will”, “would”, “could”, “should”, “seeks”, or “scheduled to” and similar words or expressions, or negatives of these terms or other variations of these terms or comparable language or any discussion of strategy or intention identify forward-looking statements. Forward-looking statements address activities, events or developments that the Company expects or anticipates will or may occur in the future and are based on current expectations and assumptions. These risks may include the following and the occurrence of one or more of the events or circumstances alone or in combination with other events or circumstances, may have a material adverse effect on the Company’s business, cash flows, financial condition and results of operations. Please see our “Risk Factors” set forth in our Annual Report on Form 10-K for the year ended December 31, 2021, and other reports filed with the SEC for more information about these and other risks. You are cautioned against attributing undue certainty to forward-looking statements. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Although these forward-looking statements were based on assumptions that the Company believes are reasonable when made, you are cautioned that forward-looking statements are not guarantees of future performance and that actual results, performance or achievements may differ materially from those made in or suggested by the forward-looking statements contained in this news release. In addition, even if our results, performance, or achievements are consistent with the forward-looking statements contained in this news release, those results, performance or achievements may not be indicative of results, performance or achievements in subsequent periods. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements made in this news release speak only as of the date of those statements, and we undertake no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments.

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